PARNASSUS FUNDS

EXPENSE CAP AGREEMENT

Agreement made this 22nd day of March 2018, between Parnassus Investments, as investment adviser (the “Adviser”), and the Parnassus Funds (the “Trust”).

WHEREAS, the Trust is comprised of the following three funds: the Parnassus Fund, the Parnassus Mid Cap Fund, the Parnassus Endeavor Fund; and

WHEREAS, the Adviser intends to reimburse the Funds for expenses that exceed certain expense limits and to commit to those limits for a period of time; and

WHEREAS, shareholders of the Funds benefit from any expense limits agreed to by the Adviser.

NOW, THEREFORE, the Trust and the Adviser agree to expense limits on the annual operating expenses of the Funds, as follows:

Fund	Expense Limit Effective 5/1/18 (as a percentage of average net assets)
Mid Cap Fund
Investor Class	0.99%
Institutional Class	0.85%

The Adviser agrees to continue the foregoing expense limits through April 30, 2019.

IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

PARNASSUS INVESTMENTS

By:	/s/ Jerome L. Dodson
Name:	Jerome L. Dodson
Title:	CEO
Date:	March 22, 2018

PARNASUSS FUNDS

By:	/s/ John V. Skidmore
Name:	John V. Skidmore
Title:	Secretary
Date:	March 22, 2018